Exhibit 8.2

BP p.l.c.

BP Capital Markets America Inc.

BP Capital Markets p.l.c.

August 1, 2018

BP p.l.c.

1 St. James’s Square

London, SW1Y 4PD

England

BP Capital Markets America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

United States

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

RE:    BP Capital Markets p.l.c., BP Capital Markets America Inc. and BP p.l.c. –Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United States federal income tax counsel to BP Capital Markets America Inc. and BP Capital Markets p.l.c. (the “Debt Issuers”) and BP p.l.c. (the “Guarantor”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form F-3 of an indeterminate amount of debt securities of the Debt Issuers fully and unconditionally guaranteed by the Guarantor, and which registration statement was filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Our opinion as to United States federal income tax matters is as set forth in the Registration Statement under the heading “Tax Considerations – United States Taxation”, subject to the limitations noted therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Tax Considerations – United States Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP